EXHIBIT 10.4

NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

AND

PIVOTAL UTILITY HOLDINGS, INC.
____________________________________

AMENDED AND RESTATED
LOAN AGREEMENT
____________________________________

Dated as of March 1, 2013

The interest of the New Jersey Economic Development Authority (the “Authority”) in this Loan Agreement has been assigned (except for “Reserved Rights” defined in this Loan Agreement) pursuant to the Indenture of Trust dated as of the date hereof from the Authority to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and is subject to the security interest of the Trustee thereunder.

LOAN AGREEMENT

TABLE OF CONTENTS

(This Table of Contents is not a part of the Loan Agreement and is only for convenience of reference.)

i

ii

Section 9.06	Amendments, Changes and Modifications.	46
Section 9.07	Execution in Counterparts.	46
Section 9.08	Applicable Law.	46
Section 9.09	Captions.	46
Section 9.10	Survival of Authority Reserved Rights.	46
Section 9.11	Company Representative.	46
Section 9.12	Intention of Parties.	47
Section 9.13	Company to Perform Certain Covenants Under Indenture.	47
Section 9.14	Amendments to Law.	47
Section 9.15	Right to Cure Defaults Under Indenture.	47
Section 9.16	Application of New Jersey Contractual Liability Act.	47
EXHIBIT C	ADDENDUM TO CONSTRUCTION CONTRACT	1
EXHIBIT D	CONTRACTOR’S CERTIFICATE AND AGREEMENT	1
EXHIBIT E	CONTRACTOR’S COMPLETION CERTIFICATE	1

EXHIBIT A – [Reserved]
EXHIBIT B – Form of Requisition
EXHIBIT C – Addendum to Construction Contract
EXHIBIT D – Contractor’s Certificate and Agreement
EXHIBIT E – Contractor’s Completion Certificate

iii

LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated as of March 1, 2013, between the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY (the “Authority”), a public body corporate and politic constituting an instrumentality of the State of New Jersey (the “State”), and Pivotal Utility Holdings, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Company”);

W I T N E S S E T H:

WHEREAS, the New Jersey Economic Development Authority Act, constituting Chapter 80 of the Pamphlet Laws of 1974 of the State, approved on August 7, 1974, as amended and supplemented (the “Act”), declares it to be in the public interest and to be the policy of the State to foster and promote the economy of the State, increase opportunities for gainful employment and improve living conditions, assist in the economic development or redevelopment of political subdivisions within the State, and otherwise contribute to the prosperity, health and general welfare of the State and its inhabitants by inducing manufacturing, industrial, commercial, recreational, retail, service and other employment promoting enterprises by making available financial assistance to locate, remain or expand within the State; and

WHEREAS, the Authority, to accomplish the purposes of the Act, is empowered to extend credit to such employment promoting enterprises by making loans upon such terms and conditions and in such manner as it may deem proper for such consideration and upon such terms and conditions as the Authority may determine to be reasonable; and

WHEREAS, the Authority has previously issued, for the benefit of the Company, pursuant to an Indenture of Trust dated as of May 1, 2007, as amended and restated pursuant to an Amended and Restated Indenture of Trust, dated as of March 1, 2013 (said Indenture of Trust, as hereafter amended and supplemented from time to time, being herein referred to as the “Indenture”), by and between the Authority and The Bank of New York Mellon (predecessor to The Bank of New York Mellon Trust Company, N.A.), as Trustee (the “Trustee”) its Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project), Series 2007 in the original aggregate principal amount of $54,600,000, all of which are currently outstanding (the “Bonds”); and

WHEREAS, the Authority issued the Bonds for the purpose of paying a portion of the cost of the refunding (the “Project”) of the Authority’s Gas Facilities Refunding Revenue Bonds, 1997 Series A (NUI Corporation Projects), the proceeds of which were  used by the Company to refund certain Gas Facilities Revenue Bonds, 1991 Series A (Elizabethtown  Gas Company Project) and Gas Facilities Revenue Bonds, 1991 Series B (Elizabethtown  Gas Company Project), the proceeds of which were used to finance the costs of acquisition, construction and equipping of certain gas facilities, and functionally related and subordinate equipment, consisting of supply mains, distribution mains, service lines, meters and miscellaneous equipment, all located in Union, Middlesex and Sussex Counties, New Jersey (the “Prior Project”); and

WHEREAS, the proceeds of the Bonds were loaned by the Authority to the Company pursuant to the terms of the Loan Agreement, dated as of May 1, 2007 (the “Original Agreement”), by and between the Authority and the Company; and

WHEREAS, the proceeds of the Bonds were applied towards the Costs of the Project, including payment of the Costs of Issuance (as hereinafter defined) of the Bonds incurred by the Company; and

WHEREAS, contemporaneously with the issuance of the Bonds, the Authority assigned its rights under the Original Agreement to the Trustee, subject to the Reserved Rights (as hereinafter defined); and

WHEREAS, pursuant to Section 7.2 of the Original Agreement, it may be amended, changed, modified or altered only in accordance with the provisions of Article IX of the Original Indenture; and

WHEREAS, pursuant to Section 9.02 of the Original Indenture, the Authority and the Company hereby desire to amend and restate the Original Agreement as provided herein; and

WHEREAS, the principal, redemption price, purchase price, and interest on the Bonds and other amounts due under the Indenture are payable from loan repayments and all additional sums payable pursuant to, and secured by, the Original Agreement, as amended and restated by this Agreement; and

WHEREAS, the Bonds are special, limited obligations of the Authority, payable solely from the revenues or other receipts, funds or moneys to be derived by the Authority under this Agreement, and from the earnings on all of the amounts held by the Trustee under the Indenture (except the Rebate Fund); and

WHEREAS, the execution and delivery of this Agreement have been duly authorized by the Authority and the Company and all conditions, acts and things necessary and required by the Constitution and statutes of the State or otherwise, to exist, to have happened, or to have been performed precedent to and in the execution and delivery of this Agreement and in the issuance of the Bonds authorized in the Indenture, do exist, have happened and have been performed in regular form, time and manner.

NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, covenants and agreements herein set forth, the Authority and the Company, each binding itself, its successors and assigns, do mutually promise, covenant and agree as follows, provided that in the performance of the agreements of the Authority herein contained, any obligation it may incur for the payment of money shall not be an obligation, debt or liability of the State or any political subdivision thereof and neither the State nor any such political subdivision shall be liable on any obligation so incurred, but any such obligation shall be payable solely out of the revenues or other receipts, funds or moneys to be derived by the Authority under this Agreement or the Indenture, and from the earnings on all amounts held by the Trustee under the Indenture (except the Rebate Fund) or as otherwise limited by the terms of the Indenture:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

All capitalized, undefined terms used herein shall have the same meanings as used in the recitals to this Agreement or in Article I of the Indenture, as applicable.  In addition, the following words and phrases shall have the following meanings:

“Affirmative Action Program” means the provisions of the Act, the resolutions, rules and regulations of the Authority, as adopted, amended and supplemented from time to time to the Effective Date, requiring that the Company and all contractors make a good faith effort to hire minority workers or to cause minority workers to be hired, for the performance of construction contracts in fulfillment of the minority employment goals fixed by the Authority, and that the Company and all contractors file such certificates, reports and records and do other prescribed acts as are necessary to demonstrate and assure compliance.

“Application” means the Company’s Application for Refunding Bonds submitted to the Authority, as amended.

 “Bond Documents” means the Indenture, this Agreement, the Representation Letter and the Arbitrage Certificate.

“Company Representative” means (a) the Person or Persons authorized to act on behalf of the Company by the governing body of the Company as set forth in a written certificate furnished to the Authority and the Trustee on or prior to the Effective Date, or (b) such other Person at the time and from time to time designated by written certificate furnished to the Authority and the Trustee, in each case, containing the specimen signature of such Person and signed on behalf of the Company by a Company Representative.  Such certificate may designate an alternate or alternates who may act as a Company Representative.

 “Company’s Completion Certificate” shall have the meaning set forth in Section 6.06(ii) of the Indenture.

“Completion Date” means the date of substantial completion of the construction of any rebuilding, replacement, repair or restoration of the Prior Project as such date shall be certified as provided in Section 6.06(ii) of the Indenture.

“Construction Contracts” means the construction contracts and such other agreements between the Company and third parties for the construction of the rebuilding, replacement, repair or restoration of the Prior Project, and for purposes of the Prevailing Wage Provision, any contract or subcontract in the amount of $2,000 or more for construction, reconstruction, demolition, alteration, repair, or maintenance work, including painting, undertaken in connection with the rebuilding, replacement, repair or restoration of the Prior Project and shall mean, for purposes of the Affirmative Action Program, any contract or subcontract for construction, reconstruction, renovation or rehabilitation undertaken in connection with the rebuilding, replacement, repair or restoration of the Prior Project.

“Contractor’s Certificate and Agreement” means the instrument executed by any contractor in substantially the form attached hereto as Exhibit D, wherein a contractor agrees to undertake or perform such obligations, and certifies as to such matters, as the Authority shall reasonably require, including, without limitation, that for purposes of the Prevailing Wage Provision all workers engaged in the performance of Construction Contracts shall be paid a wage rate not less than the prevailing wage rate and that all Construction Contracts will so provide and that for purposes of the Affirmative Action Program the contractor will make a good faith effort to hire or cause to be hired minority workers so as to meet the minority employment goals of the Affirmative Action Program and that all Construction Contracts will so provide.

“Contractor’s Completion Certificate” means the certificate or certificates executed by the contractor and any subcontractors, upon substantial completion of Construction, in substantially the form attached hereto as Exhibit E, wherein the Contractor certifies as to such matters as the Authority shall reasonably require, including, without limitation, that the contractor has made a good faith effort to satisfy the minority employment goals established in the Affirmative Action Program and that the contractor has submitted all certificates, reports, and records required by the Authority.

“Effective Date” means the date on which this Agreement is executed by the Authority and the Company, and on which this Agreement shall be effective pursuant to the terms and provisions of the Original Indenture and the Original Agreement.

 “Default” means any Default under this Agreement as specified in and defined by Section 8.01 hereof.

“Indemnified Party” shall have the meaning set forth in Section 7.02 hereof.

 “Net Proceeds” means the proceeds of the Bonds reduced by amounts in a reasonably required reserve or replacement fund.

 “Prevailing Wage Provision” means the provisions of the Act and the resolutions, rules and regulations of the Authority, as adopted, amended and supplemented from time to time, requiring that workers engaged in Construction Contracts be paid a wage rate not less than the Prevailing Wage Rate, and that the Company and all contractors file such certificates, reports and records and do other prescribed acts as are necessary to demonstrate or assure compliance.

“Prevailing Wage Rate” means the prevailing wage rate established by the Commissioner of the New Jersey Department of Labor and Industry from time to time in accordance with the provisions of N.J.S.A. 34:11-56.30 for the locality in which the project is located.

“Rebate Amount” means with respect to a series of Bonds, the amount required to be rebated to the United States pursuant to Section 148(f)(2) of the Code or successor provisions applicable to the Bonds.

“Rebate Expert” means any of the following chosen by the Company:  (i) Bond Counsel, (ii) any national firm of certified public accountants approved by the Authority, (iii) any reputable firm which offers to the tax-exempt bond industry rebate calculation services, holds itself out as having expertise in that area and is approved by the Authority, or (iv) such other person approved by Bond Counsel, which may include an employee of the Company.

“Representation Letter” means the Company’s certificate delivered on the date of original issuance of the Bonds to enable Bond Counsel to determine that interest on the Bonds is excluded from gross income for federal income tax purposes.

“Requisition” means a written request for a disbursement from the Project Fund, signed by a Company Representative, substantially in the form attached hereto as Exhibit “B” and satisfactorily completed as contemplated by said form.

 “Reserved Rights” means the following rights and remedies of the Authority under this Agreement which the Authority has assigned to the Trustee under the Indenture, but which are also held and retained by the Authority along with the Trustee whether or not the Trustee shall have exercised or purported to exercise such rights and remedies, without limiting the obligation of the Trustee to do so (unless otherwise indicated herein as solely a right or remedy of the Authority in which case they may be enforced only by the Authority):

(a) To require insurance coverage for the Authority pursuant to Article VII hereof;

(b) To enforce the Company’s obligation to operate or cause the Prior Project to be operated as an authorized “project” for a purpose consistent with the Act pursuant to Sections 2.02(f) and 6.12 hereof and to cause the Company to prepay the Loan Repayments in accordance with Section 5.01 hereof and as set forth in Article III of the Indenture; this is solely a right of the Authority;

(c) To obtain the payment of all of the Authority’s fees and expenses pursuant to Sections 4.02(c) and 6.14 hereof and the Note; this is solely a right of the Authority;

(d) To receive certifications, reports and other information and to inspect the Prior Project pursuant to Sections 6.02 and 6.13 hereof;

(e) To enforce the restrictions on encumbrances, sales, leases, dispositions, etc. of the Prior Project pursuant to Section 6.15 hereof; this is solely a right of the Authority;

(f) To require the payment of all attorneys’ fees and expenses of the Authority in the event of default by the Company pursuant to Section 8.05 hereof; this is solely a right of the Authority;

(g) To enforce the restriction on assignment of this Agreement by the Company pursuant to Sections 6.15 and 7.01 hereof; this is solely a right of the Authority;

(h) To enforce the Company’s representations and/or covenants under Sections 2.02(k) (regarding the financial assistance of the Authority as an inducement to undertake the Project), 6.01 and 6.12 (regarding the nature of the Prior Project), 6.10 (regarding the excludability of interest from gross income and arbitrage rebate), 6.02 (regarding inspection of the Prior Project), 6.11 (regarding public purpose covenants), 6.13(c) (regarding its annual tax compliance certification), 6.15 (regarding maintenance of corporate existence of the Company), 6.20 (regarding the project sign), 6.22 (regarding affirmative action and prevailing wage regulations), and 6.24 (regarding compliance with laws);

(i) To agree, or not to agree, in its sole discretion to any amendments, modifications or supplements to this Agreement or the Indenture in its capacity as a party to such agreements; this is solely a right of the Authority;

(j) To receive all notices required to be given to the Authority under this Agreement and the Indenture;

(k) To indemnification of the Authority pursuant to Section 7.02 hereof; this is solely a right of the Authority;

(l) To enforcement of the covenant by the Company concerning disclosure as described in Sections 2.02(e) and 6.08 hereof;

(m) To enforcement of the covenant by the Company not to relocate the Prior Project or any Authority-financed assets out of the State as set forth in Section 6.23 hereof; this is solely a right of the Authority;

(n) To give all approvals and consents required by the Authority pursuant to this Agreement and the Indenture;

(o) To pursue all rights and remedies under Article VIII with respect to the foregoing rights under this Agreement;

(p) To the survival of covenants, agreements, representations and warranties made by or on behalf of the Company herein or made in certificates delivered pursuant hereto so long as the obligations hereunder are outstanding and unpaid, and the binding of any successor or assign to the Company thereto, and inurement to the benefit of the Authority or its successors and assigns as described in Section 9.10;

(q) To the Company’s timely payment of all sums and amounts as will enable the Authority to meet all its obligations under the Bonds or the Indenture pursuant to Section 4.02 hereof;

(r) To the Company’s agreement to pay the balance of the cost of any rebuilding, replacement, repair or restoration of the Prior Project if the Authority Loan is not sufficient to pay all costs of such Project pursuant to Section 3.05 hereof; and

(s) To the agreement regarding application of the New Jersey Contractual Liability Act set forth in Section 9.16 hereof.

 “Tax Covenants” means the covenants of the Company contained in Section 6.10 of this Agreement.

“Term of Agreement” means the term of this Agreement as specified in Section 9.01 hereof.

Section 1.02 Uses of Phrases.

Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.  Unless the context shall otherwise indicate, the words “Bond,” “Bondholder,” “Owner,” “registered owner” and “person” shall include the plural as well as the singular number.  Any percentage of Bonds, specified herein for any purpose, is to be figured on the unpaid principal amount thereof then Outstanding.  All references herein to specific Sections of the Code refer to such Sections of the Code and all successor or replacement provisions thereto.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES

Section 2.01 Representations, Covenants and Warranties of the Authority.

The Authority represents, covenants and warrants that:

(a) The Authority is a public body corporate and politic and is authorized under the Act to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations herein and therein.  The Authority has duly authorized the execution and delivery of this Agreement, the Indenture and all other documents and instruments to be delivered by the Authority in connection with the transactions contemplated hereby and will do or cause to be done all things necessary to preserve and keep such authorizations in full force and effect.  The Prior Project constitutes a “project” within the meaning of the Act.  To the best knowledge of the Authority, the Authority has duly complied with the provisions of the Act in connection with the authorization and issuance of the Bonds.

(b) To finance the Cost of the Project, the Authority proposes to issue $54,600,000 aggregate principal amount of its Bonds which will mature and bear interest as set forth in Article II of the Indenture and which will be subject to redemption and repurchase as set forth in Article III of the Indenture.  The Bonds will be issued under the Indenture, pursuant to which the Authority’s interest in this Agreement (except its rights under Sections 4.02(c), 4.05, 6.10, 6.14, 6.21, 7.02, and 8.05 hereof and the right of the Authority at its option to enforce its Reserved Rights, without limiting the right of the Trustee with respect thereto) will be pledged and assigned to the Trustee in order to provide for the payment of the principal of, redemption price, if any, and interest on the Bonds; provided, however that the Authority has not assigned to the Trustee the right to grant or withhold consent pursuant to Sections 6.15 and 7.01 hereof or the additional remedies set forth in Section 8.03 hereof.  The issuance of the Bonds and the execution of this Agreement and the Indenture have been approved by the Authority at a duly constituted meeting.

(c) Except as provided herein and in the Indenture, the Authority has not and shall not assign, encumber, convey or otherwise dispose of its rights hereunder.

(d) The Authority shall not sell, assign, encumber (other than pursuant to the granting clauses of the Indenture), convey or otherwise dispose of its interest in this Agreement and in the amounts payable hereunder during the term of this Agreement, except as set forth in this Section, without the prior written consent of the Company and the Trustee and any purported disposition without such consent shall be void.

(e) Based upon the information provided to the Authority, the Authority has previously found and determined that the financing of the Project through the issuance of the Bonds would further the public purposes of the Act.

(f) The Authority hereby covenants to comply with the provisions of the Code applicable to the Bonds as in effect on the date of issuance of the Bonds and not to take any action or fail to take any action which would cause the interest on the Bonds to lose the exclusion from gross income for purposes of federal income taxation (except any Bond for any period during which such Bond is held by a “substantial user” of a facility refinanced with the proceeds of the Bonds or a “related person” as such terms are defined in Section 147(a) of the Code).  The Authority agrees that it shall at all times do and perform all acts and things necessary under the Code as in effect on the date of issuance of the Bonds in order to assure that interest paid on the Bonds (except any Bond for any period during which such Bond is held by a “substantial user” of a facility refinanced with the proceeds of the Bonds or a “related person” as such terms are defined in Section 147(a) of the Code) shall, for purposes of federal income taxation, be and remain excludable from the gross income of the recipients thereof under the Code as in effect on the date of issuance of the Bonds and that it will refrain from doing or performing any act or thing that will cause such interest not to be so excludable. Notwithstanding anything contained in this Section to the contrary, the Authority shall not have any liability to the Owners, the Trustee or otherwise as a result of its failure to comply with the provisions of this Section.

Section 2.02 Representations, Covenants and Warranties of the Company.

The Company represents, covenants and warrants that:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of New Jersey.  The Company is not in violation of any provision of its Articles of Incorporation, as amended, has the corporate power to enter into this Agreement, and has duly authorized the execution and delivery of this Agreement, and is qualified to do business and is in good standing under the laws of the State.

(b) The Company agrees that during the Term of Agreement it will maintain its existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another legal entity or permit one or more other legal entities to consolidate with or merge into it, without the prior written consent of the Credit Provider (during any Credit Facility Period), the Trustee (during any Interest Period that is not a Credit Facility Period) if such consent is required under the Indenture, and, unless otherwise permitted pursuant to Section 6.15 hereof, the Authority.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions hereof or thereof conflicts with or results in a breach, in any material respect, of the terms, conditions, or provisions of any agreement or instrument to which the Company is now a party or by which the Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any such instrument or agreement.

(d) There is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, known to be pending or threatened against or affecting the Company or any of its officers, wherein an unfavorable decision, ruling, or finding would materially adversely affect the transactions contemplated by this Agreement or which would adversely affect, in any way, the validity or enforceability of the Bonds, this Agreement, or any agreement or instrument to which the Company is a party, used or contemplated for use in the consummation of the transactions contemplated hereby.

(e) No written factual information heretofore or contemporaneously furnished, relating to the Company, the Project, the Prior Project or the Bond Documents, which has been supplied by or at the direction of the Company to the Trustee, the Authority or any purchaser of the Bonds, when taken as a whole, (i) is untrue, incorrect or incomplete in any material respect, (ii) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made or (iii) omits to state a material fact necessary to make the statements contained therein not misleading or incomplete in light of the circumstances under which they were made.  All written factual information hereafter furnished by or on behalf of the Company, to the Trustee, the Authority or any Owner of any Bonds, when taken as a whole, will be true and accurate in every material respect on the date as of which such information is dated or certified and such information shall not be incomplete by omitting to state any material information necessary to make such information not misleading in light of the circumstances under which they were made.  The Company acknowledges that the Trustee, the Authority and the purchasers of the Bonds are relying on such information. The Company understands that all such information has been relied upon as an inducement by the Authority to issue the Bonds.

(f) The Prior Project is a “project” as authorized and permitted by the Act, and its estimated Cost is not less than $54,600,000.  The financing of the Project and the refinancing of the Prior Project, as provided under this Agreement, and the use thereof, will preserve employment opportunities in the Counties of Middlesex and Union in the State.

(g) The proceeds from the sale of the Bonds will be used only for payment of Costs of the Project.

(h) The Company will use due diligence to cause the Prior Project to be operated, in all material respects, in accordance with the laws, rulings, regulations and ordinances of the State and the departments, agencies and political subdivisions thereof.  The Company has obtained or caused to be obtained all requisite approvals of the State and of other federal, state, regional and local governmental bodies for the acquisition, construction, improving and equipping of the Prior Project.

(i) The Company will fully and faithfully perform all the duties and obligations which the Authority has covenanted and agreed in the Indenture to cause the Company to perform and any duties and obligations which the Company is required in the Indenture to perform.  The foregoing shall not apply to any duty or undertaking of the Authority which by its nature cannot be delegated or assigned.

(j) The Company has maintained all necessary approvals, licenses and permits from any and all governmental agencies requisite to operation of the Prior Project.

(k) The availability of the financial assistance from the Authority as provided for herein has been an important inducement to the Company to undertake the Project and to continue to operate the Prior Project in the State.

(l) The Company represents that it has complied in all material respects with the affirmative action and prevailing wage requirements of the Authority with respect to and that were in effect at the time of the initial construction of the Prior Project.

Section 2.03 Tax-Exempt Status of the Bonds.

(a) The Company hereby represents, warrants and agrees that the Representation Letter is true, accurate, and, to the knowledge of the Company, complete in all material respects as of the date on which executed and delivered.

(b) The Company hereby represents, warrants and agrees that it has not taken and does not intend to take any action or omit to take any action, and knows of no action that any other person, firm or corporation has taken or intends to take, which would cause interest on the Bonds to be includable in the gross income of the recipients thereof for federal income tax purposes (except any Bond for any period during which such Bond is held by a “substantial user” of a facility refinanced with the proceeds of the Bonds or a “related person” as such terms are defined in Section 147(a) of the Code).

Section 2.04 Notice of Determination of Taxability.

Promptly after the Company first becomes aware of any Determination of Taxability, the Company shall give written notice thereof to the Authority and the Trustee.

ARTICLE III

FINANCING OF THE PROJECT;

REBUILDING AND REPLACEMENT OF THE PRIOR PROJECT;

ISSUANCE OF THE BONDS

Section 3.01 Agreement to Refund the Refunded Bonds.

The Company agrees to make all contracts and do all things necessary for the refunding of the Refunded Bonds.

Section 3.02 Agreement to Issue the Bonds; Application of Bond Proceeds.

In order to provide funds for the payment of the Cost of the Project, the Authority, concurrently with the execution of the Original Agreement, issued, sold, and delivered the Bonds and has caused the entirety of the proceeds of the Bonds to be applied to Costs of the Project.

Section 3.03 Disbursements from the Project Fund.

(a) The Company shall construct and equip any rebuilding, replacement, repair or restoration of the Prior Project or cause the same to be constructed and equipped, and to that end will enter into contracts providing for completion of all work, improvements and personal property included in such rebuilding, replacement, repair or restoration of the Prior Project.  Payments shall be made by the Trustee under the Indenture for the Costs of construction, and all such payments shall be made at the times, to the persons, subject to the conditions and in accordance with the procedures set forth in the Indenture.  The proceeds of any Bonds which are deposited in the Project Fund shall be expended only for the Cost of construction or for payment of such Bonds as provided in the Indenture.  No part of the Authority’s funds for any rebuilding, replacement, repair or restoration of the Prior Project shall be subject to attachment or levy in the suit of any creditor of the Company or any agent, manufacturer, supplier, contractor or subcontractor.

(b) The Company shall cause any rebuilding, replacement, repair or restoration of the Prior Project to be undertaken and completed in all material respects in compliance with all present and future laws, acts, rules, regulations, orders and requirements made and applicable thereto.  In connection with any rebuilding, replacement, repair or restoration of the Prior Project, the Company further agrees that:  (i) it has entered into or shall enter into the Construction Contracts as it deems necessary or advisable for any acquisition, installation, equipping, constructing, renovations and conversions relating to such Project; and (ii) it shall cause such Project to be completed in accordance with the Construction Contracts, if any, therefor and shall enforce all such Construction Contracts in a commercially reasonable manner.

(c) The Company further agrees that it shall not permit or consent to any material amendments, modifications, supplements, changes and deletions (“Change Order”) relating to the rebuilding, replacement, repair or restoration of the Prior Project which are included in the Construction Contracts or any estimate, schedule or plans and specifications therefor (collectively, the “amendments”) if such Change Order will adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes or the Project from qualifying as an “authorized project” under the Act.

(d) The Company further agrees during the term of the Construction Contract to maintain or cause the contractor or its subcontractors to maintain reasonable and customary insurance coverage for any rebuilding, replacement, repair or restoration of the Prior Project.  To the extent construction is not complete, the Company shall request the contractor or its subcontractor to name the Authority as an additional insured under each such policy.

(e) The Company shall with all reasonable dispatch proceed to construct any rebuilding, replacement, repair or restoration of the Prior Project and will use reasonable efforts to cause construction of any rebuilding, replacement, repair or restoration of the Prior Project to be completed on or before a date certain.  Completion shall be evidenced by the Company’s Completion Certificate which shall comply with the requirements of Section 6.06 of the Indenture; provided that failure to complete any rebuilding, replacement, repair or restoration of the Prior Project by such date shall not constitute a Default hereunder if the Company shall have used reasonable efforts.

Section 3.04 Furnishing Documents to the Trustee.

The Company agrees to cause such Requisitions to be directed to the Trustee as may be necessary to effect payments out of the Project Fund in accordance with Section 3.03 hereof.

Section 3.05 Company Required to Pay in Event Project Fund Insufficient.

In the event the moneys in the Project Fund available for payment of the Costs of the rebuilding, replacement, repair or restoration of the Prior Project should not be sufficient to pay the Costs of such rebuilding, replacement, repair or restoration of the Prior Project in full, the Company agrees to complete such rebuilding, replacement, repair or restoration of the Prior Project and to pay that portion of the Costs thereof in excess of the moneys available therefor in the Project Fund or shall otherwise satisfy the requirements of Section 7.07 hereof.  The Authority does not make any warranty, either express or implied, that the moneys paid into the Project Fund and available for payment of the Costs of the rebuilding, replacement, repair or restoration of the Prior Project will be sufficient to pay all of the Costs of such Project.  The Company agrees that if after exhaustion of the moneys in the Project Fund, the Company should pay any portion of the Costs of the rebuilding, replacement, repair or restoration of the Prior Project pursuant to the provisions of this Section, the Company shall not be entitled to any reimbursement therefor from the Authority, the Trustee or the Owners of any of the Bonds, nor shall the Company be entitled to any diminution of the amounts payable under Section 4.02 hereof.

Section 3.06 Special Arbitrage Certifications.

The Company and the Authority covenant not to cause or direct any moneys on deposit in any fund or account to be used in a manner which would cause the Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code, and the Company certifies and covenants to and for the benefit of the Authority and the Owners of the Bonds that so long as there are any Bonds Outstanding, moneys on deposit in any fund or account in connection with the Bonds, whether such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds to be classified as “arbitrage bonds” within the meaning of Section 148 of the Code.

ARTICLE IV

LOAN PROVISIONS; SUBSTITUTE

CREDIT FACILITY

Section 4.01 Loan of Proceeds.

The Authority agrees, upon the terms and conditions contained in this Agreement and the Indenture, to lend to the Company the proceeds received by the Authority from the sale of the Bonds.  Such proceeds shall be disbursed to or on behalf of the Company as provided in Sections 3.02 and 3.03 hereof.

Section 4.02 Amounts Payable.

(a) The Company hereby covenants and agrees to repay the loan, as follows:  on or before any Interest Payment Date for the Bonds or any other date that any payment of interest, premium, if any, or principal or Purchase Price is required to be made in respect of the Bonds pursuant to the Indenture, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, in immediately available funds, a sum which, together with any other moneys available for such payment in any account of the Bond Fund, will enable the Trustee to pay the amount payable on such date as Purchase Price or principal of (whether at maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the Bonds as provided in the Indenture, including, without limitation, upon a Determination of Taxability; provided, however, that the obligation of the Company to make any payment hereunder shall be deemed satisfied and discharged to the extent of the corresponding payment made by the Credit Provider to the Trustee under the Credit Facility, or as provided in Section 6.09 while the Bonds bear interest at a Bank Rate other than during the Initial Bank Rate Period.

(b) It is understood and agreed that all payments payable by the Company under subsection (a) of this Section 4.02 are assigned by the Authority to the Trustee for the benefit of the Owners of the Bonds.  The Company assents to such assignment. Other than as provided in Section 6.09 hereof, the Authority hereby directs the Company and the Company hereby agrees to pay to the Trustee at the Principal Office of the Trustee all payments payable by the Company pursuant to this subsection.

(c) The Company will also pay the reasonable costs and expenses of the Authority related to the issuance of the Bonds and the transactions contemplated by this Agreement and any advances incurred and any advances made by the Authority pursuant to Section 6.21 hereof.  The Company further agrees to pay all reasonable Administration Expenses.

(d) The Company will also pay the reasonable fees and expenses of the Trustee under the Indenture and all other amounts which may be payable to the Trustee under Section 10.02 of the  Indenture, such amounts to be paid directly to the Trustee for the Trustee’s own account as and when such amounts become due and payable.

(e) The Company covenants, for the benefit of the Owners of the Bonds, to pay or cause to be paid, to the Trustee, such amounts as shall be necessary to enable the Trustee to pay the Purchase Price of Bonds delivered to it for purchase, all as more particularly described in Sections 4.01 and 4.02 of the Indenture; provided, however, that the obligation of the Company to make any such payment under this Section 4.02(e) shall be reduced by the amount of moneys available for such payment described in Section 4.03(a) of the Indenture; and provided, further, that the obligation of the Company to make any payment under this subsection (e) shall be deemed to be satisfied and discharged to the extent of the corresponding payment made by the Credit Provider under the Credit Facility.

(f) In the event the Company should fail to make any of the payments required in this Section 4.02, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due, at the rate of interest borne by the Bonds.

Section 4.03 Obligations of Company Unconditional.

The obligations of the Company to make the payments required in Section 4.02 and to perform and observe the other agreements contained herein shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of any breach by the Authority or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Authority or the Trustee, and, until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.02 hereof, (ii) will perform and observe all other agreements contained in this Agreement and (iii) except as otherwise provided herein, will not terminate the Term of Agreement for any cause, including, without limiting the generality of the foregoing, the occurrence of any acts or circumstances that may constitute failure of consideration, eviction or constructive eviction, destruction of or damage to the Prior Project, the taking by eminent domain of title to or temporary use of any or all of the  Prior Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either thereof or any failure of the Authority or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section shall be construed to release the Authority from the performance of any of the agreements on its part herein contained, and in the event the Authority or the Trustee should fail to perform any such agreement on its part, the Company may institute such action against the Authority or the Trustee as the Company may deem necessary to compel performance so long as such action does not abrogate the obligations of the Company contained in the first sentence of this Section.

Section 4.04 Assignment to Trustee.

The Authority hereby notifies the Company and the Company acknowledges that the Authority’s rights in this Agreement (except the right to receive payments, if any, under Sections 4.02(c), 4.05, 6.10, 6.14, 6.21,

7.02 and 8.05 hereof and the right of the Authority, at its option, to enforce its Reserved Rights, without limiting the right of the Trustee with respect thereto) are being assigned to the Trustee to provide a source of payment of principal, redemption price, if any, and interest owing by the Authority to the Owners of the Bonds pursuant to the terms of the Indenture; provided, however that the Authority has not assigned to the Trustee the right to grant or withhold consent pursuant to Sections 6.15 and 7.01 hereof or the additional remedies set forth in Section 8.03 hereof.  The Company hereby consents to such assignment and agrees that the Trustee, as assignee of the Authority, shall have the right to enforce all of the covenants, agreements, obligations and duties of the Company contained herein except the Reserved Rights which are exclusively the rights of the Authority.  The Authority hereby directs the Company to make all payments (except the payments due to the Authority, if any, under Sections 4.02(c), 4.05, 6.10, 6.14, 6.21, 7.02 and 8.05 hereof) due hereunder to the Trustee (other than as provided in Section 6.09) instead of to the Authority, and the Company hereby agrees to do so.  All such payments shall be made in lawful money of the United States directly to the Trustee, as assignee of the Authority, at the location specified by the Trustee and shall be applied in accordance with the provisions of the Indenture.  The Company acknowledges that the Reserved Rights (except the right of the Authority to receive certain payments) are also held and retained by the Authority on a parity with the Trustee.

Section 4.05 Additional Amounts Payable by the Company.

Notwithstanding any other provision of this Agreement, the Company shall make payments or cause payments to be made at such times and in such amounts as will enable the Authority to meet all of its obligations under this Agreement, the Bonds and the Indenture, including any payment required to be made to the Rebate Fund under the Indenture or to any other funds under the Indenture and any payment due on any acceleration of the Bonds’ maturity pursuant to the terms thereof, the fees and expenses and indemnity of the Authority required to be made pursuant hereto and the fees and expenses and indemnity of the Trustee required to be made pursuant to the Indenture (excluding any indemnity that Bondholders are required to post for remedial action).  Accordingly, the Company agrees (but such agreement shall not limit the generality of the preceding sentence) that if any additional amounts become payable by the Authority to the Owners of the Bonds pursuant to the terms of the Indenture then additional amounts shall be due and payable by the Company as loan repayments to the Authority hereunder equal to any additional amounts that may be so payable by the Authority, whether before or after payment of principal on the Bonds, all of which amounts shall be paid by the Company on the date that the comparable amounts are due by the Authority to the Owners of the Bonds.  In addition, the Company’s obligation to make loan repayments shall survive any termination of this Agreement for so long as any Bonds are outstanding under the Indenture.

Section 4.06 Limitation of Liability.

The Authority shall have no obligation, responsibility or liability in the performance of this Agreement or otherwise to the Company or any other person and no claim shall be made against the properties of the Authority generally, or against its properties in respect of any other of its projects.  This Agreement does not pledge the general credit of the Authority, nor the general credit or taxing powers of the State or any political subdivision thereof.  No recourse shall be had for any claim based on this Agreement against any member, officer or employee, past, present or future, of the Authority or of any successor body as such, either directly or through the Authority or any successor body, under any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or otherwise.

Section 4.07 Nature of Obligations Hereunder.

All payments and other obligations of the Company are and shall be general obligations of the Company to which its full faith and credit are hereby pledged.  This Agreement and the covenants and agreements contained herein shall not be deemed to be for the benefit of any person other than the parties hereto, the Trustee and the Bondholders.

Section 4.08 Substitute Credit Facility.

During a Credit Facility Period, subject to the conditions set forth in this Section 4.08, the Company may provide for the delivery to the Trustee of a Substitute Credit Facility.  The Company shall furnish written notice to the Trustee, not less than twenty days prior to the Mandatory Purchase Date, (a) notifying the Trustee that the Company is exercising its option to provide for the delivery of a Substitute Credit Facility to the Trustee, (b) setting forth the Mandatory Purchase Date in connection with the delivery of such Substitute Credit Facility, which shall in any event be an Interest Payment Date that is not less than two Business Days prior to the expiration date of the Credit Facility then in effect with respect to the Bonds, and (c) instructing the Trustee to furnish notice to the Bondholders regarding the Mandatory Purchase Date at least fifteen days prior to the Mandatory Purchase Date, as more fully described in Section 4.01(ii) of the Indenture and Exhibit “C” thereto.  Any Substitute Credit Facility shall be delivered to the Trustee prior to such Mandatory Purchase Date and shall be effective on and after such Mandatory Purchase Date. On or before the date of such delivery of a Substitute Credit Facility to the Trustee, the Company shall furnish to the Trustee (a) a written opinion of Bond Counsel stating that the delivery of such Substitute Credit Facility will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes; (b) a written opinion of counsel to the Substitute Credit Provider to the effect that the Substitute Credit Facility is a legal, valid, binding and enforceable obligation of the Substitute Credit Provider in accordance with its terms; and (c) a letter from a nationally recognized securities rating agency to the effect that upon issuance of the Substitute Credit Facility, the Bonds shall be assigned at least an investment grade rating.  The Company shall request the Credit Provider to provide to the Trustee notice of, and all necessary documents related to, any extension of the term of the Credit Facility at least thirty (30) days prior to the Credit Facility Termination Date and the extension of such term shall not be considered the delivery of a Substitute Credit Facility and shall not require compliance with the other provisions of this Section 4.08.

ARTICLE V

PREPAYMENT AND REDEMPTION

Section 5.01 Prepayment and Redemption.

The Company shall have the option to prepay its obligations hereunder at the times and in the amounts as necessary to exercise its option to cause the Bonds to be redeemed as set forth in the Indenture and in the Bonds.  The Company hereby agrees that it shall prepay its obligations hereunder at the times and in the amounts as necessary to accomplish the mandatory redemption of the Bonds as set forth in the Indenture and in the Bonds.  The Authority, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the Outstanding Bonds, as may be specified by the Company, on the date established for such redemption.

ARTICLE VI

SPECIAL COVENANTS

Section 6.01 Condition of the Prior Project.

(a) The Company shall at all times preserve and protect the Prior Project in good repair, working order and safe condition, and from time to time will make, or will cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto including those required after a casualty loss, to the extent required by this Agreement.  The Company shall pay or cause to be paid all operating costs, utility charges and other costs and expenses arising out of the ownership, possession, use or operation of the Prior Project.

(b) The Authority shall have no obligation and makes no warranties respecting the condition or operation of the Prior Project.  THE AUTHORITY HAS MADE AND MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION, FITNESS, DESIGN, OPERATION OR WORKMANSHIP OF ANY PART OF THE PRIOR PROJECT, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS USED THEREIN, OR THE SUITABILITY THEREOF FOR THE PURPOSES OR NEEDS OF THE COMPANY.  THE COMPANY IS SATISFIED THAT THE PRIOR PROJECT IS SUITABLE AND FIT FOR ITS PURPOSES.  THE AUTHORITY SHALL NOT BE LIABLE IN ANY MANNER WHATSOEVER TO THE COMPANY OR ANY OTHER PERSON FOR ANY LOSS, DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED, DIRECTLY OR INDIRECTLY, BY THE PRIOR PROJECT OR THE USE OR MAINTENANCE THEREOF OR THE FAILURE OF OPERATION THEREOF, OR THE REPAIR, SERVICE OR ADJUSTMENT THEREOF, OR BY ANY DELAY OR FAILURE TO PROVIDE ANY SUCH MAINTENANCE, REPAIR, SERVICE OR ADJUSTMENT, OR BY ANY INTERRUPTION OF SERVICE OR LOSS OF USE THEREOF OF FOR ANY LOSS OF BUSINESS HOWEVER CAUSED.

(c) The Company will not use as a basis for contesting any assessment or levy of any tax the financing under this Agreement or the issuance of the Bonds by the Authority and, if any administrative body or court of competent jurisdiction shall hold for any reason that the Prior Project is exempt from taxation by reason of the financing under this Agreement or the issuance of the Bonds by the Authority or other Authority action in respect thereto, the Company covenants to make payments in lieu of all such taxes in an amount equal to such taxes and, if applicable, interest and penalties.  Notwithstanding the foregoing, the Company reserves any other defenses available to it in connection with any such tax matters.

Section 6.02 Access to the Prior Project.

The Company agrees that the Authority, the Credit Provider, the Trustee and their duly authorized agents, attorneys, experts, engineers, accountants and representatives shall have the right to inspect the Prior Project at all reasonable times and on reasonable notice, including, without limitation, for the purpose of assuring that the Prior Project has been constructed and is being operated as a qualified “project” under the Act consistent with the purposes set forth herein and in accordance with the provisions of the Act.  The Authority, the Credit Provider, the Trustee and their duly authorized agents shall also be permitted, at all reasonable times, to examine the books and records of the Company with respect to the Prior Project.

Section 6.03 Further Assurances and Corrective Instruments.

The Authority and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intention of this Agreement and the Indenture.

Section 6.04 Authority and Company Representatives.

Whenever under the provisions of this Agreement the approval of the Authority or the Company is required or the Authority or the Company is required to take some action at the request of the other, such approval or such request shall be given for the Authority by an Authority Representative and for the Company by a Company Representative.  The Trustee shall be authorized to act on any such approval or request.

Section 6.05 Financing Statements.

The Company agrees to execute (if necessary) and file or cause to be executed (if necessary) and filed any and all financing statements or amendments thereof or continuation statements necessary to perfect and continue the perfection of the security interests granted in the Indenture.  The Company shall pay all costs of filing such instruments.

Section 6.06 Covenant to Provide Ongoing Disclosure.

The Company hereby covenants and agrees that, upon the exercise by the Company of the Conversion Option to elect a Long Term Period, the Company shall enter into a written undertaking for the benefit of the holders of the Bonds, as required by Section (b)(5)(i) of Securities and Exchange Commission Rule 15c2-12 under the Securities Exchange Act of 1934, as amended (17 CFR Part 240, §240.15c2-12) (the “Rule”) and shall cause any other “obligated person” (as such term is defined in the Rule) to enter into a written undertaking for the benefit of the holders of the Bonds, as required by Section (b)(5)(i) of the Rule; provided, however, that the Company shall not be obligated to enter into such written undertaking if the Company shall furnish to the Trustee, prior to the exercise of the Conversion Option, an opinion of Bond Counsel that, notwithstanding such election by the Company, the Rule is not applicable to the Bonds, and provided further that the failure of the Company to enter into such a written undertaking or to comply with the terms thereof shall not be a Default hereunder or under the Indenture and the only remedy in the event of such failure shall be that of specific performance.

Section 6.07 Notice of Control.

The Company shall provide written notice to the Trustee and the Remarketing Agent thirty days prior to the consummation of any transaction that would result in the Company controlling the Credit Provider or being controlled by the Credit Provider within the meaning of Section 2(a)(9) of the Investment Company Act of 1940.

Section 6.08 Acknowledgement and Covenant Regarding Commercial Paper or Long Term Period.

The Company acknowledges that the Bonds shall not initially be rated.  Further, the Company acknowledges that in the event that it shall select a Daily Period, a Weekly Period, a Commercial Paper Period or Long Term Period as the Interest Period, it shall be required to provide a Credit Facility if one is not then in effect, a Substitute Credit Facility or an amendment to the then-existing Credit Facility in accordance with Section 2.08 of the Indenture.  The Company covenants that, in the event that it shall select a Daily Period, a Weekly Period, a Commercial Paper Period or Long Term Period, it shall amend or cause the amendment of, and supplement or cause the supplementation of, this Agreement and the Indenture, respectively, such that the Bonds shall be rated as investment grade by Moody’s, Fitch or S&P.

Section 6.09 Home Office Payment Agreement.

Subsequent to the Initial Bank Rate period, and for so long as the Bonds bear interest at a Bank Rate, the Company agrees that all amounts payable to the Owners of the Bonds may upon written notice from the Company and such Owners to the Trustee and the Authority, be made to the Administrative Agent on behalf of the Owners of the Bonds (without any presentment thereof, except upon payment of the final installment of principal, and without any notation of such payment being made thereon, rather than to the Trustee,  in such manner or at such address in the United States as may be designated by the Administrative Agent in writing to the Trustee and the Authority.  Any payment made in accordance with the provisions of this Section shall be accompanied by sufficient information to identify the source and proper application of such payment.  The Administrative Agent shall notify the Trustee in writing of any failure of the Company to make any payment of principal of or interest on the Bonds when due, and the Trustee shall not be deemed to have any notice of such failure unless it has received such notice in writing.  If any Bonds are sold or transferred in accordance with the applicable provisions of this Indenture and the Bank Mode Credit Agreement, the Administrative Agent shall notify the Authority, the Trustee and the Company in writing of the name and address of the transferee, and it will, prior to delivery of such Bonds, make a notation on such Bonds of the date to which interest has been paid thereon and of the amount of any prepayments made on account of the principal thereof.  So long as this Section is in effect as to any Bond, the Trustee shall have no obligations as paying agent in respect to such Bond, nor shall it be obligated to collect loan payments, pursuant to the Agreement, or to take any other action in respect thereof, except at the express written direction of the Company or the Authority.

Section 6.10 Tax Covenants.

The Company hereby covenants to comply with the provisions of the Code applicable to the Bonds as in effect on the date of issuance of the Bonds.  The Company will not take any action or fail to take any action which would cause the interest on the Bonds to be includable in gross income for federal income tax purposes under the Code as in effect on the date of issuance of the Bonds (except any Bond for any period during which such Bond is held by a “substantial user” of a facility refinanced with the proceeds of the Bonds or a “related person” to such “substantial user” as such terms are defined in Section 147(a) of the Code).  The Company agrees that it shall at all times do and perform all acts and things necessary under the Code as in effect on the date of issuance of the Bonds in order to assure that interest paid on the Bonds (except any Bond for any period during which such Bond is held by a “substantial user” of a facility refinanced with the proceeds of the Bonds or a “related person” to such “substantial user” as such terms are defined in Section 147(a) of the Code), for purposes of federal income taxation, shall be excludable from the gross income of the recipients thereof under the Code as in effect on the date of issuance of the Bonds and that it will refrain from doing or performing any act or thing that will cause such interest not to be so excludable.  Notwithstanding anything contained in this paragraph to the contrary, the Authority shall not have any liability to the Owners, the Trustee or otherwise as a result of a failure by such party to comply with the provisions of this paragraph.

The Company hereby covenants that it will not make any investment or other use of the proceeds (as that term is defined in Section 148 of the Code and all applicable regulations promulgated thereunder) of the Bonds which would cause the Bonds to be “arbitrage bonds” (as that term is defined in Section 148 of the Code and all applicable regulations promulgated thereunder), and that it will comply with the requirements of such Code section and regulations throughout the term of the Bonds.  All of the representations and warranties of the Authority and the Company contained in the Arbitrage Certificate and the Representation Letter are incorporated herein by reference with the same force and effect as if set out in full herein.

Without limiting the generality or application of the covenants contained in the foregoing paragraphs of this Section 6.10, the Company hereby agrees to comply with and be bound by the following additional covenants:

(a) The Company hereby covenants all of the net proceeds of the Bonds will be used to pay principal of the Refunded Bonds.  For purposes of this paragraph, “net proceeds” means the net proceeds as defined in Section 150(a)(3) of the Code, i.e., proceeds of the Bonds, reduced by amounts deposited in any reasonably required reserve or replacement fund (if any) for the Bonds .

(b) The Company hereby covenants in connection with the Bonds that, except as permitted in subsection (h) hereof, it will comply with the requirement for payment of the Rebate Amount to the United States set forth in the Letter of Instructions.  The Company acknowledges and agrees that the calculation of the Rebate Amount and the payment of the Rebate Amount to the United States shall be the responsibility of the Company and that neither the Authority nor the Trustee shall have any obligation therefor.  The Company agrees to indemnify the Authority and the Trustee against any loss, liability or expense incurred in connection with the Company’s failure to pay the Rebate Amount to the United States as required by this Section.

(c) Within forty-five (45) days subsequent to the end of each fifth Bond Year and the retirement of the last Bond of each issue, the Company shall become knowledgeable of the rebate requirements and shall calculate, or shall engage a Rebate Expert to calculate, the Rebate Amount in respect of the Bonds under Section 148(f) of the Code.  The Rebate Expert must be experienced in calculations of Rebate Amount and must be acceptable to the Authority.  Notwithstanding the foregoing, the Company shall not be required to calculate, or to engage a Rebate Expert to calculate, the Rebate Amount if it establishes to the satisfaction of the Authority that all of the Gross Proceeds (as defined in Treasury Regulations Section 1.148-1(b)) of the Bonds are exempt from arbitrage rebate by virtue of expenditure of proceeds within a spending exception, in accordance with the provisions of Treasury Regulations Sections 1.148-7.  In the event only a portion of the Gross Proceeds of the Bonds are exempt from arbitrage rebate by virtue of any one of such exceptions, the Company shall be required to, or to engage a Rebate Expert to, calculate the Rebate Amount or otherwise provide an opinion to the effect that no rebate payment is owed.

(d) Within forty-five (45) days after each fifth Bond Year and the retirement of the last Bond of each issue, the Company shall give the Trustee a written summary of a calculation, prepared by the Company or the Rebate Expert, of the Rebate Amount as of the end of the fifth Bond Year or as of the date of such retirement, together with funds, or instructions to transfer funds, sufficient to increase the amount in the Rebate Fund to the Rebate Amount.  The Company shall give the Authority copies of the summary and the funds transmittal or transfer instructions.

(e) At least fifteen (15) days prior to the due date of any payment, the Company shall give the Trustee written instructions as to the amount, date, and manner of payments which the Trustee is to make from the Rebate Fund to the Federal government to comply with the requirements of Section 148(f) of the Code, including payments of installments of at least 90% of the Rebate Amount within sixty (60) days after the end of each fifth Bond Year, payment of all the Rebate Amount within sixty (60) days after retirement of the last Bond of each issue, and payment of unspent proceeds penalties by the dates falling ninety (90) days after each six month period.  The Company shall give the Authority a copy of the instructions.

(f) The amounts in the Rebate Fund shall be applied at the times and in the amounts required under the Code solely for the purpose of paying the United States of America in accordance with Section 148(f) of the Code.

(g) With respect to the Bonds, the Company covenants and agrees that it will comply with the requirements of the Code relating to arbitrage rebate, unspent proceeds penalty and proceeds investment restrictions in respect of the Bonds.  It further agrees to pay to the Trustee any interest or penalties which are payable by reason of the failure of the Company timely to perform its obligations with respect to the computation and payment of Rebate Amount or the unspent proceeds penalty.

(h) The Authority shall have the right at any time and in its sole and absolute discretion to obtain from the Company and the Trustee the information necessary to determine the amount to be paid to the United States.  Additionally, the Authority may, with prior written notice to the Company, (i) review or cause to be reviewed any determination of the amount to be paid to the United States made by or on behalf of the Company and (ii) make or retain a Rebate Expert to make the determination of the amount to be paid to the United States.  The Company hereby agrees to be bound by any such review or determination, to pay the costs of such review, including without limitation the reasonable fees and expenses of counsel or a Rebate Expert retained by the Authority, and to pay to the Trustee any additional amounts for deposit in the Rebate Fund required as the result of any such review or determination.

(i) Notwithstanding any provision of this Section 6.10 or the Indenture to the contrary, the Company shall be liable, and shall indemnify and hold the Authority and the Trustee harmless against any liability, for payments due to the United States pursuant to Section 148(f) of the Code.  Further, the Company specifically agrees that (i) the Authority shall not be held liable, or in any way responsible, and the Company shall indemnify and hold harmless the Authority against any liability, for any mistake or error in the filing of the payment or the determination of the amount due to the United States or for any consequences resulting from any such mistake or error and (ii) the Trustee shall not be held liable, or in any way responsible, and the Company shall indemnify and hold harmless the Trustee against any liability, for any mistake or error by the Company in the filing of the payment or the determination of the amount due to the United States or for any consequences resulting from any such mistake or error by the Company.  The provisions of this paragraph (i) shall survive termination of this Agreement.  This paragraph (i) shall not constitute a waiver by the Company of any rights which it may have against any party other than the Authority and the Trustee for any liability referred to in this paragraph (i).

(j) The Company will adopt and implement written tax compliance procedures to assure compliance with its Tax Covenants sufficient (i) to monitor the requirements of Section 148 of the Code; and (ii) to ensure that all nonqualified bonds are remediated in accordance with requirements of the Code and the regulations thereunder.

(k) The Company shall follow its tax procedures adopted pursuant to Section 6.10(j) hereof in order to satisfy its Tax Covenants.

(l) The Company shall notify the Authority and the Trustee of a Determination of Taxability by reason of an Event Notice as soon as practicable after the determination that a violation of a Tax Covenant has occurred.

(m) If pursuant to the Company’s procedures the Company determines that it must take remedial action to cure a violation of a Tax Covenant, it will promptly notify the Authority as to the action to be taken.

(n) In the event the Authority becomes aware of a possible violation of a Tax Covenant, the Authority shall have the right, upon notice to the Company, to conduct its own investigation, and at the sole cost of expense of the Company, to retain Bond Counsel to determine any and all actions required to remediate such violation.

(o) The Authority, the Trustee and the Company recognize that the provisions of this Section 6.10 are intended to comply with Section 148(f) of the Code and the regulations thereunder and if as a result of a change in such Section of the Code or the regulations thereunder or in the interpretation thereof, a change in this Section 6.10  shall be permitted or necessary to assure continued compliance with Section 148(f) of the Code and the regulations thereunder, then with written notice to the Trustee, the Authority and the Company shall be empowered to so amend this Section 6.10 and the Authority may require, by written notice to the Company and the Trustee, the Company to so amend this Section 6.10, and the Company hereby agrees to consent to, comply with and be bound by any such amendment to this Section 6.10 to the extent necessary or desirable to assure compliance with the provisions of Section 148(f) of the Code and the regulations thereunder; provided that either the Authority or the Trustee shall require, prior to any such amendment becoming effective, at the sole cost and expense of the Company, a written Opinion of Bond Counsel satisfactory to the Authority to the effect that either (i) such amendment is required to maintain the exclusion from gross income under Section 103 of the Code of interest paid and payable on the Bonds or (ii) such amendment shall not adversely affect the exclusion from gross income under Section 103 of the Code of interest paid or payable on the Bonds.

(p) Notwithstanding anything herein or in the Indenture to the contrary, the obligations of the Company under the provisions of this Section 6.10 shall survive the payment, redemption or defeasance of the Bonds, the resignation or removal of the Trustee for any reason, and termination of this Agreement.

(q) In the event the amount in the Project Fund is insufficient to fund the Rebate Fund, the Company shall within ten (10) days of receipt of the report furnished by the Rebate Expert pursuant to paragraph (c) above, pay or cause to be paid to the Trustee for deposit into the Rebate Fund the difference between the amount therein and the amount required to fund the Rebate Amount.  If the Company fails to make or cause any payment required pursuant to this paragraph (q) to be made when due, the Authority shall have the right, but shall not be required, to make such payment to the Trustee on behalf of the Company.  Any amount advanced by the Authority pursuant to this paragraph (q) shall be added to the moneys owing by the Company under this Agreement and shall be payable on demand with interest as provided in Section 6.21 hereof.

(r) Each payment of the Rebate Amount to be paid to the United States shall be filed with the Internal Revenue Service Center at such address that may be specified by the Internal Revenue Service.  Each payment shall be accompanied by Form 8038-T (or such other form required by the Internal Revenue Service furnished by the Company or the Authority), executed by the Authority, and a statement identifying the Authority, the date of the issue, the CUSIP number for the Bonds with the longest maturity (if available) and a copy of the applicable Form 8038.

Section 6.11 Public Purpose Covenants.

The Company covenants that it will throughout the term of this Agreement operate and maintain the Prior Project in the manner provided in this Agreement, and will maintain and preserve the Prior Project as an authorized project under the Act.

Section 6.12 Agreement Not to Change the Prior Project.

The Company agrees that it will not change the Prior Project if any such change would make inaccurate, in any material respect, the description of the Prior Project set forth in the documents executed at the time of delivery of the Refunded Bonds unless (i) the Authority and the Trustee receive an opinion of Bond Counsel to the effect that such change is permitted by the Act, the Indenture and this Agreement, and will not for purposes of federal income taxation adversely affect the exclusion from gross income of interest on the Bonds; and (ii) the Prior Project as changed will continue to be a “project” authorized to be financed by the Act as evidenced in writing by the Authority.

Section 6.13 Certificates of No Default and Other Information.

The Company shall deliver within 120 days after the close of its Fiscal Year and, with respect to Section 6.13(d) hereof, on the Effective Date to the Authority and the Trustee the following:

(a) a certificate executed by a Company Representative to the effect that (i) it is not aware of any condition, event or act which constitutes a Default and (ii) it is not aware of any condition, event or act which, with notice or lapse of time, or both, would constitute such a Default, or, in either case, if any such condition, event or act exists, specifying the same;

(b) a written description of the present use of the Prior Project and a description of any anticipated material change in the use of the Prior Project or in the number of employees employed thereat by the Company and the number of employees employed thereat by any of its affiliates;

(c) a certification to the effect that it is in compliance with its Tax Covenants; and

(d) certificates evidencing that the insurance or self-insurance program required pursuant to this Agreement (including, without limitation, Article VII), is in full force and effect, together with copies of any applicable insurance policies, if requested by the Authority or the Trustee.

The Company also hereby agrees to furnish to the Authority all material information and materials related to the public purposes of the Prior Project or the Company, including, without limitation, by way of example, changes in ownership of the Prior Project, changes in the nature of the Prior Project and employment related matters, that the Authority reasonably requests from time to time.

Section 6.14 Costs and Expenses.

All reasonable expenses in connection with the preparation, execution, delivery, recording and filing of the Indenture, this Agreement, the Bonds and any other documents in connection therewith, and in connection with the preparation, issuance and delivery of the Bonds, the Authority’s fees, the reasonable fees and expenses of McCarter & English, LLP, and the fees and expenses of the Trustee as set forth in the Indenture shall be paid directly by the Company.  The Company shall also pay throughout the term of the Bonds the Authority’s fees and expenses incurred pursuant to the terms of the Bond Documents.

Section 6.15 Maintain Existence; Covenant Against Sale and Removal.

The Company shall maintain its existence as a legal entity and shall not sell, assign, lease, encumber, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) substantially all of its assets without the prior written consent of the Authority, which consent shall not be unreasonably withheld; provided however that the Company may merge with or into or consolidate with any other entity, and this Agreement may be transferred pursuant to such merger or consolidation without obtaining such consent and without violating this Section 6.15 provided that with respect to a merger or consolidation with such other entity (i) the Company causes the proposed surviving, resulting or transferee company to furnish the Authority and the Trustee with a Change of Ownership Information Form; (ii) the net worth of the surviving, resulting or transferee company following the merger, consolidation or transfer is at least 95% of the net worth of the Company immediately preceding the merger, consolidation or transfer; (iii) any litigation or investigation in which the surviving, resulting or transferee company or its officers and directors are involved, and any court, administrative or other orders to which the surviving, resulting or transferee company or its officers and directors are subject, relate to matters assumed from the Company (except in the case where the Authority is an adverse party) or arising in the ordinary course of business; (iv) the Authority receives an opinion of Bond Counsel to the effect that such merger or consolidation is permitted by the Act, the Indenture and this Agreement, will not for purposes of federal income taxation adversely affect the exclusion from gross income of interest on the Bonds and will not cause a reissuance of the Bonds; (v) the surviving, resulting or transferee company assumes in writing or by operation of law the obligations of the Company under this Agreement and the Note; (vi) after the merger, consolidation or transfer, the Prior Project shall be operated as an authorized project under the Act;  and (vii) no Default has occurred and is continuing.

Section 6.16 Governmental Approvals.

The Company covenants that it will obtain or cause to be obtained all necessary approvals and permits from any and all governmental agencies requisite to the operation of the Prior Project.

Section 6.17 Prohibited Facilities.

           No proceeds of the Bonds will be used to provide, or to refinance, an airplane, skybox or other private luxury box, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises, land to be used for farming purposes or any health club facility.

Section 6.18 Compliance with Authority Requests.

The Company shall file or record or cause to be filed or recorded all financing statements that are required in order to fully protect and preserve the security interests and the priority thereof and the rights and powers of the

Trustee in connection therewith, including without limitation, all continuation statements for the purpose of continuing without lapse the effectiveness of (i) those financing statements which shall have been filed at or prior to the date of issuance of the Bonds in connection with the security for the Bonds pursuant to the authority of the applicable Uniform Commercial Code and (ii) any previously filed continuation statements that shall have been filed as required herein.  Upon the filing of any such financing statement or continuation statement, the Company shall promptly notify the Trustee that the same has been accomplished.  The Company shall promptly, if requested in writing, furnish to the Trustee prior to or contemporaneously with the filing or recording of any financing statements and any continuation statements as required hereunder, an opinion of counsel to the effect that such filings are sufficient to maintain perfection and priority of the security interests granted in this Indenture.

Section 6.19 Project Occupant Applications.

Upon the request of the Authority, prior to leasing, subleasing or consenting to the subleasing or assignment of any lease of all or any part of the Prior Project comprised of more than 10% of the total Prior Project, the Company shall cause a Project Occupant Information Form to be submitted to the Authority by any such lessee, sublessee or lease assignee of the Prior Project.  The Company shall not permit any such leasing, subleasing or assigning of leases that would impair the excludability of interest paid on the Bonds from gross income for purposes of federal income taxation, or that would impair the ability of the Company to operate the Prior Project or cause the Prior Project not to be operated as an authorized project under the Act.

Section 6.20 Project Sign.

           If requested by the Authority (but subject to governmental rules and regulations applicable thereto), the Company shall cause to be posted and maintained at the site of the Prior Project a sign, three feet in width and five feet in length, reading as follows:

FINANCIAL ASSISTANCE FOR THIS PROJECT PROVIDED BY THE
NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY
Chris Christie, Governor
Alfred C. Koeppe, Chairman

Section 6.21 Advances by Authority.

In the event the Company fails to take out or maintain the full insurance coverage required by Section 7.04 or 7.05 of this Agreement or fails to pay the charges required to be paid hereunder at or prior to the time they are required to be paid, the Authority may (but shall not be obligated to) take out such required policies of insurance and pay the premiums on the same, and pay such charges or such other amounts as are necessary to perform the Company’s obligations hereunder.  In the event that the Authority takes any of the foregoing actions, the Authority shall notify the Company and the Trustee in writing.  All amounts so advanced therefor by the Authority shall become an additional obligation of the Company to the Authority, which amounts, together with interest thereon at the rate equal to the interest rate on the Bonds from the date advanced, the Company agrees to pay on demand.  Any remedy vested in the Authority for the collection of loan repayments hereunder shall also be available to the Authority for the collection of all such amounts so advanced.

Section 6.22 Affirmative Action and Prevailing Wage Regulations.

For any rebuilding, replacement, repair or restoration of the Prior Project, the Company shall comply with the Authority’s Affirmative Action Program and Prevailing Wage Rate Provisions and to that end shall:

(a) Insert in all construction bid specifications for any Construction Contract the following provisions:

(i) Construction of this project is subject to an Affirmative Action Program of the New Jersey Economic Development Authority which program establishes hiring goals for minority and female workers.  Any contractor or subcontractor must agree to make every effort to meet the established goals and to submit certified reports and records required by the Authority.  Copies of the Affirmative Action Program may be obtained by writing to:  Office of Affirmative Action; New Jersey Economic Development Authority, Gateway One, Suite 2403, Newark, New Jersey 07102; and

(ii) Submission of a bid signifies that the bidder knows the requirements of the Affirmative Action Program and signifies the bidder’s intention to comply therewith.  Construction of this project is subject to N.J.A.C. 19:30 3.1 et seq.  Workers employed in construction of this project must be paid at a rate not less than the Prevailing Wage Rate established by the New Jersey Commissioner of Labor;

(b) Include in all Construction Contracts those provisions which are set forth in the Addendum to Construction Contract annexed hereto as Exhibit C or any amendments thereto as may be authorized and approved by the Authority;

(c) Obtain from all contractors and submit to the Authority a Contractor’s Certificate and Agreement in the form annexed hereto as Exhibit D within 3 days of the execution of any Construction Contract;

(d) Create an office of Company Affirmative Action and maintain in that office until the Completion Date an individual having responsibility to coordinate compliance by the Company with the Authority’s Affirmative Action Program and to act as liaison with the Authority’s Office of Affirmative Action;

(e) Submit to the Authority and the Trustee on the Completion Date, a Contractor’s Completion Certificate in the form annexed hereto as Exhibit E;

(f) Furnish to the Authority all other reports and certificates required under the Authority’s Affirmative Action Program and Prevailing Wage Rate Provisions; and

(g) Include or cause to be included in all Construction Contracts for any rebuilding, replacement, repair or restoration of the Prior Project, a provision, term or condition authorizing and allowing a holdback equal to either (i) if the Construction Contract is less than fifty percent (50%) complete as determined by the Company, ten per centum (10%), and (ii) if the Construction Contract is equal to or greater than fifty percent (50%) complete but less than ninety percent (90%) complete as determined by the Company, five per centum (5%), of the total amount agreed to be paid to the contractor for the work done pursuant to any such Construction Contract and subject to the Affirmative Action Program which amount is to represent the retainage for the purpose of assuring contractor compliance with the Affirmative Action Program of the Authority, said sum to be disbursed to the contractor only upon compliance with the terms and conditions of Section 6.06 of the Indenture and (1) the execution and filing of the Contractor’s Completion Certificate; (2) the execution and filing of the Company’s Completion Certificate; and (3) receipt by the Company of a written notice issued by the Authority’s Office of Affirmative Action that the contractor has complied with the requirements of the Affirmative Action Program.

(h) Notwithstanding the above provisions of this Section 6.22, in the event that a court of competent jurisdiction finally determines that the Affirmation Action Program or any provision thereof or the Prevailing Wage Rate Provisions or any provision thereof is legally invalid or unenforceable, the Company shall have no obligation to comply with the invalid or unenforceable provision or provisions.

Section 6.23 Relocation of the Prior Project.

The Company shall not relocate the Prior Project or any part thereof out of the State.  The Company shall not relocate the Prior Project or any part thereof within the State without the prior written consent of an Authority Representative and an Opinion of Bond Counsel that the relocation of the Prior Project within the State will not adversely affect the tax-exempt status of the Bonds.

Section 6.24 Compliance with Laws.

The Company shall comply in all material respects with all laws, ordinances and regulations, including, without limitation, all zoning and environmental laws, ordinances and regulations, of any duly constituted authority which if not complied with, could reasonably be expected to materially adversely affect the Prior Project or the use thereof.  The Company shall have the right in good faith to contest or appeal from such laws, ordinances and regulations and any decision adverse to the Company based thereon, but all costs, fees and expenses incurred in connection with such proceedings shall be borne by the Company; provided, however, the Company must first give the Authority written notice of any such contest.  The Company agrees that it shall not discriminate or permit any discrimination in the use of the Prior Project against any person on the grounds of race, color, religion, gender, age or national origin in any manner prohibited by the laws of the United States or the State, and shall provide the State with all information required by law concerning employment practices and procedures.

ARTICLE VII

ASSIGNMENT, SELLING, LEASING;

INDEMNIFICATION; INSURANCE

Section 7.01 Assignment, Selling and Leasing.

To the extent permitted by Section 6.15 hereof, this Agreement may be assigned and the Prior Project may be sold or leased, as a whole or in part, with the prior written consent of the Credit Provider, but, so long as a Credit Facility is in place and no default has occurred and is continuing thereunder, without the necessity of obtaining the consent of either the Issuer or the Trustee; provided, however, that no such assignment, sale or lease shall, in the opinion of Bond Counsel, a copy of which will be provided to the Authority and the Trustee prior to such lease or sale, result in interest on any of the Bonds becoming includable in gross income for federal income tax purposes, or shall otherwise violate any provisions of the Act; provided further, however, that no such assignment, sale or lease shall relieve the Company of any of its obligations under this Agreement nor shall such assignment or sale of the Prior Project as a whole become effective until such assignee or purchaser agrees to be bound by the terms of this Agreement.

Section 7.02 Release and Indemnification Covenants.

(a) The Company agrees to and does hereby indemnify and hold harmless the Authority, any person who “controls” the Authority (within the meaning of Section 15 of the Securities Act of 1933, as amended), the Trustee and any member, principal, officer, director, official, agent, employee, and attorney thereof or of the Authority, the Trustee or the State (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities (including all costs, expenses and reasonable counsel fees incurred in investigating or defending such claim) suffered by any of the Indemnified Parties to the extent caused by, relating to, arising out of, resulting from, or in any way connected with (i) the condition, use, ownership, possession, conduct, management, planning, design, acquisition, construction, installation, financing or sale of the Prior Project or any part thereof including the payment of the Rebate Amount to the federal government; (ii) any untrue statement of a material fact contained in information provided by the Company with respect to the transactions contemplated hereby; (iii) any omission by the Company of a material fact necessary to be stated therein in order to make such statement not misleading or incomplete; or (iv) the acceptance or administration by the Authority without gross negligence or willful misconduct of its duties under the Indenture or this Agreement.  In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Company, such Indemnified Party shall promptly notify the Company in writing, and except where the Company is the claimant the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party, the payment of all reasonable costs and expenses and the right to negotiate and consent to settlement.  Any one or more of the Indemnified Parties shall have the right to employ separate counsel (reasonably satisfactory to the Company) at the Company’s expense in any such action and to participate in the defense thereof if, in the reasonable opinion of the Indemnified Party, a conflict of interest could arise out of the representation of the parties by the same counsel.  The Company shall not be liable for any settlement of any such action effected without the Company’s consent, but if settled with the consent of the Company, or if there is a final judgment for the claimant on any such action, the Company agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.

(b) The Company agrees to and does hereby indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities (including all costs, expenses, and reasonable counsel fees incurred in investigating or defending such claim) suffered by any of the Indemnified Parties and caused by, relating to, arising out of, resulting from, or in any way connected to an examination, investigation, audit or litigation by the Internal Revenue Service with respect to the tax-exempt status of interest on the Bonds or investigation by the Securities Exchange Commission or other state or federal agency with respect to the sale or distribution of the Bonds.  In the event of such examination, investigation, audit, or litigation, the Indemnified Parties shall promptly notify the Company in writing thereof and shall have the right to employ counsel reasonably satisfactory to the Company at the Company’s expense, provided that any one or more of the Indemnified Parties shall have the right to employ separate counsel (reasonably satisfactory to the Company) at the Company’s expense in any such action and to participate in the defense thereof if, in the reasonable opinion of the Indemnified Party, a conflict of interest could arise out of the representation of the parties by the same counsel.  In such event, the Company shall assume the primary role in responding to and negotiating with the Internal Revenue Service, but shall inform the Indemnified Parties of the status of the investigation.  In the event the Company fails to respond adequately and promptly to any such examination, investigation, audit, or litigation, the Authority shall have the right to assume the primary role in responding to and negotiating with the Internal Revenue Service and shall have the right to enter into a closing agreement or settlement, for which the Company shall be liable.

(c) Notwithstanding anything in this Agreement to the contrary which may limit recourse to the Company or may otherwise purport to limit the Company’s liability, the provisions of this Section shall control the Company’s obligations and shall survive repayment of the Bonds.

(d) The Authority and Trustee shall be protected in its or their acting upon any paper or documents (whether in their original or facsimile form) reasonably believed by it or them to be genuine, and it or they may conclusively rely upon the advice of counsel and may (but need not) require further evidence of any fact or matter before taking any action.  No recourse shall be had by the Company for any claim based on the Indenture or this Agreement against any member, officer, employee or agent of the Authority or the Trustee alleging personal liability on the part of such person.

Notwithstanding anything to the contrary contained herein, the Company shall have no liability to indemnify an Indemnified Party against losses, claims, damages or liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party.

Section 7.03 Indemnification of Trustee.

The Company shall and hereby agrees to fully indemnify the Trustee for, and hold the Trustee harmless against, any loss, liability, claim, damage or expense (including the costs and expenses of defending against any claim or liability and enforcing its rights hereunder) incurred without gross negligence or willful misconduct by the Trustee and arising out of or in connection with its acting as Trustee under the Indenture.

Section 7.04 Property Insurance Required.

                      The Company agrees, at its sole cost and expense, to keep all buildings, structures, improvements and personal property related to the Prior Project (hereinafter the “Property”) insured at all times throughout the term of this Agreement against loss or damage by fire, lightning, windstorm, explosion, riot, riot attending a strike, civil commotion, damage from aircraft and vehicles, and smoke damage and loss or damage from such hazards as are presently included in so-called “extended coverage” and against vandalism and malicious mischief and against such other insurable hazards as, under good insurance practices, from time to time are insured against for similar properties in the State.  Such insurance shall be in a minimum amount at least equal to the greater of (i) outstanding principal amount of the Bonds and (ii) the replacement value thereof (but with regard to the peril of earthquake, such minimum amount need not exceed $5,000,000), and shall name the Trustee and the Authority as additional insureds.

Section 7.05 Liability Coverages Required.

                      The Company at its own cost and expense will provide and keep in force during the term of this Agreement and until payment of the Bonds in full shall have occurred comprehensive general liability insurance with respect to bodily injury and property damage with a combined single limit of not less than $1,000,000 per occurrence and not less than $2,000,000 annual aggregate, together with not less than $5,000,000 excess liability coverage, and not less than the amount required by law with respect to workmen’s compensation insurance, and such other liability insurance as is customarily maintained by responsible persons or entities owning and operating properties similar to the Prior Project.  In addition, the Company, at its sole expense, shall provide and keep in force whenever construction is or major alterations to the Property are being performed, policies of contingent public liability insurance.  Such contingent liability insurance shall be a public liability policy covering at least the hazards of all phases of the construction being performed by the Company or its contractors, the hazards arising from the ownership and possession of the Property, and the hazards of any operations, other than construction, being carried on by the Company on any part of the Prior Project during the construction period.

The proceeds of all public liability insurance shall be applied to the payment of any judgment, settlement or liability incurred for risks covered by such insurance.

Section 7.06 General Insurance Provisions.

                      All policies of insurance and renewals thereof required under this Agreement shall contain provisions complying with the requirements hereof and shall be issued by such insurer or insurers as shall be financially responsible, qualified to do business in the State and of recognized standing.  The Company shall have the right to carry the insurance provided for in this Agreement or any portion thereof under blanket policies.  All insurance as to form, amount and insurance broker shall be reasonably satisfactory to the Authority.  All policies shall require that no less than thirty (30) days’ written notice of cancellation or material change will be given to the Authority and the Trustee.  All cost of insurance shall be borne by the Company.  On or prior to the Effective Date, the Company will deliver to the Authority certificates of insurance evidencing the insurance which is required by this Agreement.  Any certificate of insurance furnished pursuant hereto shall set forth the amounts of insurance and coverage, shall evidence that such amounts are at least equal to the amounts required by this Article VII and shall evidence that the related policy or policies of insurance insure against the risks set forth hereinabove, cannot be adversely modified or canceled without thirty (30) days’ prior written notice to the Trustee and the Authority, and have a replacement cost endorsement meeting the requirements hereof.  All insurance is required commencing from the date hereof and is to be continued throughout the term of this Agreement.  All property and liability insurance shall be so written or endorsed as to make the Authority and the Trustee additional insureds under such policies as their interests may appear.  The Company shall not violate or permit to be violated any of the conditions of the policies of insurance required to be maintained hereunder.

All liability insurance policies covering the Prior Project shall provide, inter alia, that the Authority and the Trustee shall not be subject to defenses otherwise available to the insurer against the insured thereunder.

With respect to all policies of insurance which the Company is hereinabove required to carry:

(a) In the event the Company shall fail to maintain the insurance coverage required by this Agreement, the Authority or the Trustee may (but shall be under no obligation to), after ten (10) days written notice to the Company unless cured within such ten (10) days, contract for the required policies of insurance and pay the premiums on the same and the Company agrees to reimburse the Authority or the Trustee, as the case may be, to the extent of the amounts so advanced with interest thereon at the maximum rate permitted by law;

(b) In the event of loss with respect to the Prior Project or an event which would constitute loss with respect to the Prior Project, under any policy, the Company shall give prompt notice thereof to the Authority and the Trustee, and the Authority and the Trustee may make proof of loss if not made promptly by the Company;

(c) Each insurance carrier is hereby authorized and directed to make payments under each respective insurance policy directly to the Trustee instead of to the Company or to the Trustee and the Company jointly, and the Company appoints the Trustee, irrevocably and coupled with an interest, as the Company’s attorney-in-fact to endorse any draft therefor and make the deposits required by this Agreement;

(d) Each policy of insurance and all renewals thereof are hereby assigned to the Authority and the Trustee as their interests may appear as additional security for payment of the indebtedness hereby secured, and the Company hereby agrees that any values available thereunder upon cancellation or termination of any of said policies or renewals, whether in the form of return of premiums or otherwise, shall be payable to the Authority and the Trustee as assignee thereof; and

(e) If the Authority or the Trustee becomes the owner of the Prior Project or any part thereof by foreclosure or otherwise, each such insurance policy, including all right, title and interest of the Company thereunder, to the extent related to the Prior Project, shall become the absolute property of the Authority or the Trustee.

(f) The Company may satisfy the insurance requirements of this Section and Section 7.04 and 7.05 hereof with a program of self-insurance in accordance with standard industry practice.

Section 7.07 Damage, Destruction or Condemnation.

(a) Unless provided otherwise in the Credit Agreement or Bank Mode Credit Agreement, in the event that at any time during the term of this Agreement the whole or part of the Prior Project shall be damaged or destroyed, or taken or condemned by a competent authority for any public use or purpose, or by agreement between the Company and those authorized to exercise such right, or if the temporary use of the Prior Project shall be so taken by condemnation or agreement (a “Loss Event”);

(i) the Authority shall have no right or obligation to rebuild, replace, repair or restore the Prior Project,

(ii) the Company shall have no obligation to rebuild, replace, repair or restore the Prior Project,

(iii) there shall be no abatement, postponement or reduction in the amounts payable by the Company under this Agreement, and

(iv) the Company will promptly give written notice of a material Loss Event to the Authority and the Trustee, generally describing the nature and extent thereof.

(b) In the event that the whole or a part of the Prior Project is damaged or destroyed or taken or condemned by a competent authority and the Company does not rebuild, replace, repair or restore the Prior Project, the Company shall cause the Bonds to be redeemed pursuant to Section 3.01(i) of the Indenture unless it receives an opinion of Bond Counsel that the Prior Project would still constitute an exempt facility within the meaning of Section 142(a)(1) of the Code or that failure to rebuild would not cause the interest on the Bonds to be includable in gross income for Federal income tax purposes.

In the event that the whole or a part of the Prior Project is damaged or destroyed or taken or condemned by a competent authority and the Company rebuilds, replaces, repairs or restores the Prior Project, the Company shall do so at its own cost and expense (including, without limitation, from amounts deposited into the Project Fund).  The Company shall not by reason of payment of any such excess costs be entitled to any reimbursement from the Authority, the Trustee or any Bondholder, nor shall the amounts payable by the Company under this Agreement be abated, postponed or reduced.  Any such rebuilding, replacement, repair, restoration or substitution shall:

(i) to the extent the Company rebuilds, replaces, repairs, restores or substitutes for the Prior Project as a result of such Loss Event, such rebuilding, replacement, repair, restoration or substitution shall automatically be deemed to be included in the Prior Project for all purposes under the Bond Documents;

(ii) not change the nature of the Prior Project as an authorized project as defined in and as contemplated by the Act, nor change the nature of the Prior Project so that it would not constitute an exempt facility within the meaning of Section 142(a)(1) of the Code; and

(iii) be effected with due diligence in a good and workmanlike manner, in compliance with all applicable legal requirements and be promptly and fully paid for by the Company in accordance with the terms of the applicable contract(s) therefor.

(c) The Authority and the Company shall cooperate and consult with each other in all matters pertaining to the settlement, compromise, arbitration or adjustment of any claim or demand on account of any Loss Event, but the settlement, compromise, arbitration or adjustment of any such claim or demand shall be subject to the approval only of the Company.

(d) Any proceeds received by or payable to the Company or the Authority as a result of a Loss Event (whether from insurance, as a condemnation award or otherwise) shall, unless used to redeem Bonds, be deposited into the Project Fund.

Section 7.08 Issuer to Grant Security Interest to Trustee.

The parties hereto agree that pursuant to the Indenture, the Issuer shall assign to the Trustee, in order to secure payment of the Bonds, all of the Issuer's right, title and interest in and to this Agreement, subject to the Reserved Rights.

ARTICLE VIII

DEFAULTS AND REMEDIES

Section 8.01 Defaults Defined.

The following shall be “Defaults” under this Agreement and the term “Default” shall mean, whenever it is used in this Agreement, any one or more of the following events:

(a) Failure by the Company to provide the Authority with moneys sufficient to pay, or otherwise cause to be paid, when due, interest on any Bond.

(b) Failure by the Company to provide the Authority with moneys sufficient to pay, or otherwise cause to be paid, when due, the principal of, or premium, if any, on, any Bond, whether at the stated maturity thereof or upon proceedings for redemption thereof, or upon the maturity thereof by declaration.

(c) Failure by the Company to provide the Authority with moneys sufficient to pay, or otherwise cause to be paid, when due, the Purchase Price of any Bond at the time required by Section 4.01 or 4.02 of the Indenture.

(d) Failure by the Company to provide the Authority with moneys sufficient to pay, or otherwise cause to be paid, when due, any other amount due pursuant to Section 4.02(a) or (e) hereof.

(e) Failure by the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed, other than as referred to in Sections 8.01(a) through 8.01(d) hereof, for a period of thirty (30) days after written notice specifying such failure and requesting that it be remedied shall have been given to the Company by the Authority or the Trustee, unless the Authority and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure (other than a failure to satisfy a monetary obligation) stated in the notice cannot be corrected within the applicable period, the Authority and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted by the Company within the applicable period and diligently pursued until such failure is corrected.

(f) The dissolution or liquidation of the Company, except as authorized by Section 2.02 or Section 6.15 hereof, or the voluntary initiation by the Company of any proceeding under any federal or state law relating to bankruptcy, insolvency, arrangement, reorganization, readjustment of debt or any other form of debtor relief, or the initiation against the Company of any such proceeding which shall remain undismissed for sixty (60) days, or failure by the Company to promptly have discharged any execution, garnishment or attachment of such consequence as would impair the ability of the Company to carry on its operations at the Prior Project, or assignment by the Company for the benefit of creditors, or the entry by the Company into an agreement of composition with its creditors or the failure generally by the Company to pay its debts as they become due.

(g) The occurrence of a Default under the Indenture.

The provisions of subsection (b) of this Section are subject to the following limitation:  if by reason of force majeure the Company is unable in whole or in part to carry out any of its agreements contained herein (other than its obligations referred to in Sections 8.01(a) through 8.01(d) hereof or other monetary obligations), the Company shall not be deemed in Default during the continuance of such inability. The term “forcemajeure”  as used herein shall mean, without limitation, the following:  acts of God; strikes or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or of any of their departments, agencies or officials, or of any civil or military authority; insurrections; riots; landslides; earthquakes; fires; storms; droughts; floods; explosions; breakage or accident to machinery, transmission pipes or canals; and any other cause or event not reasonably within the control of the Company.  The Company agrees, however, to remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out its agreement, provided that the settlement of strikes and other industrial disturbances shall be entirely within the discretion of the Company and the Company shall not be required to settle strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

Section 8.02 Remedies on Default.

Whenever any Default referred to in Section 8.01 hereof shall have happened and be continuing, the Trustee, or the Authority with the written consent of the Trustee, may take one or any combination of the following remedial steps:

(a) If the Trustee has declared the Bonds immediately due and payable pursuant to Section 9.02 of the Indenture, by written notice to the Company, declare an amount equal to all amounts then due and payable on the Bonds, whether by acceleration of maturity (as provided in the Indenture) or otherwise, to be immediately due and payable as liquidated damages under this Agreement and not as a penalty, whereupon the same shall become immediately due and payable;

(b) Have reasonable access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Company relating to the Project or the Prior Project during regular business hours of the Company and upon reasonable prior notice, if reasonably necessary in the opinion of the Trustee; or

(c) Take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

Any amounts collected pursuant to action taken under this Section (other than moneys collected in connection with the Authority’s Reserved Rights, which amounts may be paid directly to the Authority) shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture.

Section 8.03 Additional Authority Remedies on Default.

In addition to the remedies permitted by Section 8.02 hereof and by law, the following shall constitute additional and, with respect to Section 8.03(a), exclusive, remedies of the Authority:

(a) upon the occurrence of any of the following, the Company shall, at the direction of the Authority, prepay all amounts due hereunder in full together with interest accrued and to accrue to the redemption date, so as to effect the mandatory redemption of the Bonds pursuant to Section 3.01(ii) of the Indenture: (i) the Company ceases to operate the Prior Project or ceases to cause the Prior Project to be operated as an authorized project under the Act, in either case, for twelve (12) consecutive months, without first obtaining the written consent of the Authority, or (ii) any representation or warranty of the Company in this Agreement or in any other document furnished in connection with this Agreement proves to have been false or misleading in any material respect when made.  The Authority shall give notice to the Company, the Trustee and, if applicable, any Credit Facility Provider, Bank or Administrative Agent in place with respect to the Bonds, of any such occurrence, whereupon the Trustee shall give notice to the Bondholders of the redemption of the Bonds pursuant to the terms of the 3.01(ii) of the Indenture and will set a redemption date pursuant to the terms of the Indenture, but in no event later than 60 days after the Authority gives notice to the Trustee of the occurrence.  The prepayment of all amounts due hereunder shall be due and payable on the second Business Day next preceding the redemption date for the Bonds.  Prepayment by the Company pursuant to this Section shall be in an amount sufficient, together with other funds on deposit with the Trustee which are available for such purpose, to redeem the Bonds then Outstanding and to pay (i) all other amounts due hereunder, (ii) all Administration Expenses accrued and to accrue through the redemption date and (iii) any other expenses and fees required to satisfy and discharge the Indenture.

(b) in addition to the remedy specified in paragraph (a) above, if the Company commits a breach or threatens to commit a breach of any of the provisions of this Agreement or of any of the other Bond Documents, the Authority shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate and irreparable injury to the Authority and that money damages will not provide an adequate remedy therefor.

The exercise of rights under Section 8.03(b) shall not preclude the Authority’s exercise of rights under Section 8.03(a) above and shall not diminish the Trustee’s right to enforce specific performance, if appropriate, of the Bond Documents.

Section 8.04 No Remedy Exclusive.

Subject to Section 9.02 of the Indenture, no remedy herein conferred upon or reserved to the Authority or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article or by applicable law.  Such rights and remedies as are given the Authority hereunder shall also extend to the Trustee, and the Trustee and the Owners of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

Section 8.05 Agreement to Pay Attorneys’ Fees and Expenses.

In the event the Company should default under any of the provisions of this Agreement and the Authority should employ attorneys or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Authority the reasonable fee of such attorneys and such other reasonable expenses actually incurred by the Authority.

Section 8.06 No Additional Waiver Implied by One Waiver.

In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 8.07 Default by Authority - Limited Liability.

Notwithstanding any provision to the contrary set forth in this Agreement, no provision of this Agreement shall be construed so as to give rise to a pecuniary liability of the Authority or its members or to give rise to a charge upon the general credit of the Authority or such members; the liability of the Authority hereunder shall be limited to its interest in this Agreement and the lien of any judgment shall be restricted thereto.  There shall be no other recourse against the Authority or any other property now or hereafter owned by it.  No recourse shall be had or any claim based on this Agreement or the Bonds or any document delivered pursuant to this Agreement or the Bonds against any member, officer or employee, past, present or future, of the Authority or of any successor body, either directly or through the Authority or any such successor body, under any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or otherwise.  This Section 8.07 shall not relieve the Company of any liability or obligation under any instrument relating to this Agreement, the Indenture, or any other Bond Document.  In the performance of the agreements of the Authority herein contained, any obligation it may incur for the payment of money shall not be a debt or obligation of the State or any political subdivision thereof.  The Authority does not assume general liability for the repayment of the Bonds or for the costs, fees, penalties, taxes, interest, charges, insurance or any other payments recited herein, but shall be obligated to pay the same only out of the amounts payable by the Company hereunder.  The Authority shall not be required to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Company if a Default shall occur hereunder.  Nothing herein shall preclude the Company from proceeding against the Authority for specific performance (or other equitable remedy in the nature of specific performance) of the Authority’s obligations hereunder.

THE STATE IS NOT OBLIGATED TO PAY, AND NEITHER THE FAITH AND CREDIT NOR TAXING POWER OF THE STATE IS PLEDGED TO THE PAYMENT OF, THE PRINCIPAL, REDEMPTION PRICE, IF ANY, OR PURCHASE PRICE, IF ANY, OF OR INTEREST ON THE BONDS.  THE BONDS ARE SPECIAL, LIMITED OBLIGATIONS OF THE AUTHORITY, PAYABLE SOLELY OUT OF THE REVENUES OR OTHER RECEIPTS, FUNDS OR MONEYS OF THE AUTHORITY PLEDGED UNDER THE INDENTURE AND FROM ANY AMOUNTS OTHERWISE AVAILABLE UNDER THE INDENTURE FOR THE PAYMENT OF THE BONDS.  THE BONDS DO NOT NOW AND SHALL NEVER CONSTITUTE A CHARGE AGAINST THE GENERAL CREDIT OF THE AUTHORITY.  THE AUTHORITY HAS NO TAXING POWER.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Term of Agreement.

This Agreement shall remain in full force and effect from the date hereof to and including June 1, 2032 or until such time as all of the Bonds and the fees and expenses of the Authority and the Trustee and all amounts payable to the Credit Provider under the Credit Agreement shall have been fully paid or provision made for such payments, whichever is later; provided, however, that this Agreement may be terminated prior to such date pursuant to Article V of this Agreement, but in no event before all of the obligations and duties of the Company hereunder have been fully performed, including, without limitation, the payments of all costs and fees mandated hereunder.

Section 9.02 Notices.

All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by certified or registered mail, postage prepaid, addressed as follows:

If to the Authority:	New Jersey Economic Development Authority
P.O. Box 990
36 West State Street
Trenton, New Jersey  08625
Attention: Director of Bonds and Incentives

If to the Trustee:	Delivery Office (for Bond Tenders):
The Bank of New York Mellon Trust
 Company, N.A.
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attention: Corporate Trust - Reorg

Principal Office (for all other purposes):
The Bank of New York Mellon Trust
 Company, N.A.
10161 Centurion Parkway
Jacksonville, FL 32256
Attn:  Craig Kaye

If to the Company:	Pivotal Utility Holdings, Inc.
c/o AGL Resources Inc.
Ten Peachtree Place
Atlanta, Georgia 30309
Attention: Treasurer

with a copy to:	Pivotal Utility Holdings, Inc.
c/o AGL Resources Inc.
Ten Peachtree Place
Atlanta, Georgia 30309
Attention: General Counsel

If to Fitch:	Fitch, Inc.
One State Street Plaza
New York, New York 10004
Attention: Structured Finance

If to Moody’s:	Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention:  Municipal Structured Products Group

If to S&P:	Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
55 Water Street, 42nd Floor
New York, New York 10041
Attention:  LOC Surveillance
Email:  nyloc@standardandpoors.com

A duplicate copy of each notice, certificate or other communication given hereunder by the Authority or the Company shall also be given to the Trustee and the Credit Provider (if any).  The Authority, the Company, the Trustee, and the Credit Provider (if any) may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 9.03 Binding Effect.

This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Company, the Credit Provider (if any), the Trustee, the Owners of Bonds and their respective successors and assigns, subject, however, to the limitations contained in Section 2.02(b) hereof.

Section 9.04 Severability.

In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 9.05 Amounts Remaining in Funds.

Subject to the provisions of Section 6.11 of the Indenture, it is agreed by the parties hereto that any amounts remaining in any account of the Bond Fund, the Project Fund, or any other fund (other than the Rebate Fund) created under the Indenture upon expiration or earlier termination of this Agreement, as provided in this Agreement, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions  of the Indenture) and the fees and expenses of the Authority in accordance with this Agreement and the Trustee in accordance with the Indenture, shall belong to and be paid to the Company by the Trustee.

Section 9.06 Amendments, Changes and Modifications.

Subsequent to the issuance of Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), and except as otherwise herein or in the Indenture expressly provided, this Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee and, prior to the Credit Facility Termination Date and payment of all amounts payable to the Credit Provider under the Credit Agreement, the consent of the Credit Provider, in accordance with the provisions of the Indenture.

Section 9.07 Execution in Counterparts.

This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.08 Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State.

Section 9.09 Captions.

The captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

Section 9.10 Survival of Authority Reserved Rights.

The Reserved Rights and the Authority’s ability to enforce the Reserved Rights will survive the termination of this Agreement so long as the Bonds are Outstanding.

Section 9.11 Company Representative.

Whenever under the provisions of this Agreement the approval of the Company is required or the Authority or the Trustee is required to take some action at the request of the Company, such approval or such request shall be given for the Company by the Company Representative, and the Authority or Trustee may rely upon the approval of such Authorized the Company Representative or act upon such request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 9.12 Intention of Parties.

It is the express intention of the parties hereto that the purchase, sale or transfer of any Bonds, as provided in the Indenture, shall not constitute or be construed to be the extinguishment of any Bonds or the indebtedness represented thereby (except to the extent any such Bonds may be canceled pursuant to the Indenture) or the reissuance of any Bonds or the refunding of any indebtedness represented thereby.

Section 9.13 Company to Perform Certain Covenants Under Indenture.

The Company acknowledges that it has received an executed copy of the Indenture, and that it is familiar with its provisions, and agrees to be bound to the fullest extent permitted by law to all provisions thereof directly or indirectly relating to it, and that, as the Company under this Agreement, it will take all such actions as are required or contemplated of it under the Indenture to preserve and protect the rights of the Trustee and of the Bondholders thereunder and that it will not take or effect any action which would cause a default thereunder or jeopardize such rights.  It is agreed by the Company and the Authority that any redemption of Bonds prior to maturity shall be effected as provided in the Indenture.

Section 9.14 Amendments to Law.

A reference herein to a statute or to a regulation issued by a governmental authority includes the statute or regulation in force as of the date hereof, together with all amendments and supplements thereto and any statute or regulation substituted for such statute or regulation, unless the specific language or the context of the reference herein clearly includes only the statute or regulation in force as of the date hereof.  A reference herein to a governmental authority, department, board, commission or other public body or to a public officer includes an entity or officer which or who succeeds to substantially the same functions as those performed by such public body or officer as of the date hereof, unless the specific language or the context of the reference herein clearly includes only such public body or public officer as of the date hereof.

Section 9.15 Right to Cure Defaults Under Indenture.

With regard to any default under the Indenture concerning which notice is given to the Authority and the Company under the provisions of the Indenture, the Authority hereby grants the Company full authority for the account of the Authority to perform any covenant or obligation alleged in said notice to constitute such default, in the name and stead of the Authority with full power to do any and all things and acts to the same extent that the Authority could do and perform any such things and acts and with power of substitution.

Section 9.16 Application of New Jersey Contractual Liability Act.

Notwithstanding anything to the contrary contained herein, the foregoing is subject to the limitations of the provisions of the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1 et seq. and the New Jersey Tort Claims Act, N.J.S.A. 59:2-1, et seq.  While the New Jersey Contractual Liability Act, N.J.S.A. 59:13-1, et seq. is not applicable by its terms to claims arising under contracts with the Authority, the Company hereby agrees that such statute (except N.J.S.A. 59:13-9) shall be applied to all claims arising against the Authority under this Agreement.

IN WITNESS WHEREOF, the Authority and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

(SEAL)	NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

Attest:	By: /s/ John J. Rosenfeld
John J. Rosenfeld
Director – Bonds and Incentives

By:   /s/ Gregory Ritz
Gregory Ritz
Assistant Secretary

(Signature Page - Loan Agreement)

PIVOTAL UTILITY HOLDINGS, INC.

By:   /s/ Andrew W. Evans
Andrew W. Evans
Executive Vice President and
Chief Financial Officer

(Signature Page - Loan Agreement)

EXHIBIT A

[Reserved]

EXHIBIT B

REQUISITION NO. ____

TO:           The Bank of New York Mellon Trust Company, N.A., as Trustee under the Amended and Restated Indenture of Trust dated as of March 1, 2013 (the “Indenture”) between the New Jersey Economic Development Authority and the Trustee.

This requisition, including the detailed disbursement schedule attached hereto as Schedule A and made a part hereof, is made pursuant to Section 6.06 of the Indenture.  Capitalized terms used in this requisition and not otherwise defined herein shall have the meanings specified for them in the Indenture.

I, an Authorized Officer of Pivotal Utility Holdings, Inc. (the “Company”), HEREBY CERTIFY that the Trustee is hereby authorized and directed to make payment from the Project Account of the Project Fund as specified herein.

1a.           The name and address of Person(s) to whom payment is to be made:
See Schedule A.

1b.           The date on which such advance is requested is ________________.

2. The amount to be paid (which amount reflects a holdback in the Project Fund until completion, as required by Section 6.06 of the Indenture):

Non Construction Amount Requested:                                                      $___________
Construction Costs Incurred:                                                                       $___________
Less Applicable Holdback:                                                                           (____________)
Construction Amount Requested
Per General Contractor’s Invoice:                                                                $___________

Total Amount Requested:                                                                    $___________

3.           Attached hereto is a summary statement setting forth, with respect to each budget category of Costs of the Prior Project in question, the then current estimate of Costs relating thereto and the total amount heretofore disbursed with respect to such budget category (exclusive of the amount being requisitioned hereby):

See Schedule A.

4.           The amount being requisitioned under this Requisition is due and unpaid.

5.           The obligation to be paid under this Requisition was properly incurred and is a proper charge against the Project Fund.

6.           Attached hereto are bills of sale for all personal property covered by this Requisition and invoices representing any work completed.

7.           The Prior Project is being reconstructed on schedule, within budget and in full compliance with all applicable approvals and that the amount remaining in the Project Fund after the payment of this Requisition will be sufficient to pay all remaining Costs of the Project in question.

8.           The work, material or other purchased items to which the payment covered by this Requisition relates has been accomplished, delivered or installed in a manner satisfactory to the Borrower and the amount to be paid pursuant to this Requisition does not exceed the obligation on account of which the payment is to be made.

9.           With respect to items covered by this Requisition, there are no vendors’, mechanics’, or other liens, bailment leases and conditional sales contracts which should be satisfied or discharged before the payments as requisitioned herein are made, or which will not be discharged before the payments requisitioned herein are made, or which will not be discharged by such payment.

10.           The work remaining can be completed within the time set forth in the construction schedule.

11.           Attached hereto are acknowledgements of payment and waivers of lien from all persons supplying labor or materials for all lienable work done and materials delivered through the date of the previous requisition, except to the extent previously delivered.

12.           This Requisition (choose one) does/does not relate to the rebuilding, replacement, repair or restoration of the Prior Project funded from the proceeds of insurance or condemnation proceeds deposited into the Project Fund pursuant to Section 7.07 of the Agreement.  If it does relate to such rebuilding, replacement, repair or restoration of the Prior Project, the Borrower has satisfied each of the requirements which are specified by such Section.

2

This _______ day of ___________, 20____.

PIVOTAL UTILITY HOLDINGS, INC.

                                         By:
Company Representative

3

EXHIBIT C

ADDENDUM TO CONSTRUCTION CONTRACT

A-1

EXHIBIT D

CONTRACTOR’S CERTIFICATE AND AGREEMENT

B-1

EXHIBIT E

CONTRACTOR’S COMPLETION CERTIFICATE

B-1